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                                                                    EXHIBIT 99.2

                          APACHE AND PHOENIX TO MERGE

     Houston, March 28, 1996 -- Apache Corporation today announced it has entered into a merger agreement with The Phoenix Resource Companies, Inc., under which shareholders of that company will receive .75 shares of Apache common stock plus $4 cash in exchange for each of Phoenix common stock. Phoenix has approximately 16.1 million shares outstanding.

     The merger is subject to government approvals and to a majority vote by Phoenix shareholders. Phoenix's officers and directors have unanimously committed to vote their shares in favor of the merger. Closing is expected by midyear.

     The merger brings to Apache proved reserves of approximately 33 million barrels of oil equivalent in 18 fields; in excess of 15,000 net barrels per day of oil production in 1997, when Qarun facilities are fully operational; 50 identified drilling prospects; $30 million in working capital; and pipelines and facilities valued at approximately $50 million. In addition, cost-recovery provisions in the Phoenix production-sharing contracts make available funding in excess of $200 million from expected production for Apache's future exploration and development program in the Qarun and Khalda concessions.

     The merger will boost Apache's position in Egypt to 11.6 million gross acres. Phoenix owns a 40 percent contractor interest in the 2.4-million-acre Khalda and Khalda Offset concessions and is contractor-operator of the 1.9-million-acre Qarun Concession, in which it holds a 50 percent interest. Both are located in the Western Desert. Apache already owns a 25% contractor interest in Qarun.

     "The Phoenix merger provides a strong platform for launching a vigorous exploration and production program," said Apache Chairman and Chief Executive Raymond Plank. "Existing production and numerous identified drilling prospects only scratch the surface of the massive acreage position from which we intend to drive shareholder value. Egypt now joins Western Australia's Carnarvon Basin as a core international holding for Apache, providing growth opportunities that are virtually self-funding. The merger completes Apache's transformation into a global exploration and production company with growth potential in six North American and two international core areas."

     Plank described the Western Desert as "an under-explored region larger than the State of Oklahoma. Only 435 exploratory wells have been drilled there to date, versus 40,000 in Oklahoma."

     Apache President and Chief Operating Officer Steve Farris said, "The merger is expected to be additive to per-share earnings and cash flow following the ramp-up of gross daily oil production at Qarun field from the current 6,500 barrels to 35,000 barrels by early 1997. That increase, coupled with current Khalda production of approximately 32,000 barrels of oil per day, should generate cash flow from the acquired properties of approximately $70 million in 1997, based on a realized price of $17 per barrel. Including Apache's existing interest in Qarun, our cash flow from Egyptian operations should approximate $100 million next year," Farris said.

     "The structure of the production-sharing agreement will enable Apache to explore an area with enormous potential, funded through the cost-recovery mechanism," Farris added.

     "Rising production in Egypt, coupled with new production from our Stag field discovery offshore Western Australia, should enable Apache's total oil production next year to reach approximately 75,000 barrels per day," Farris said.

     Apache's debt-to-capitalization ratio will decline from 50 percent to approximately 45 percent as a result of the 12.7 million additional shares (including shares issuable for assumed options) to be exchanged in connection with the merger.

     Apache and Phoenix will file with the Securities and Exchange Commission a combined proxy statement/prospectus which, among other things, will provide for the registration of the Apache common stock to be issued in connection with the merger. The offering will be made only by means of a prospectus, which will be issued to the shareholders of Phoenix after the registration statement is declared effective.
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     Apache Corporation is a large oil and gas exploration and production company with operations in North America and abroad. Its shares are traded on the New York and Chicago stock exchanges under the ticker symbol APA.

     The Phoenix Resource Companies, Inc., is an exploration and development concern operating exclusively in Egypt. Its shares are listed on the American Stock Exchange under the symbol PHN.